Exhibit 23.1

Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

December 13, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alarming Devices, Inc. of our report dated December 13, 2012, with respect to the balance sheets as of August 31, 2012 and 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended August 31, 2012 and 2011, which appears on Form 10-K of Alarming Devices, Inc.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board